Exhibit 10.1

HORIZON SOFTWARE AGREEMENT

This HORIZON SOFTWARE AGREEMENT (the “Agreement”) is entered into on 26th day of June, 2025 (the “Effective Date”) between Horizon Globex GmbH, a company incorporated in Switzerland with its main office at Bleichistrasse 8, 6300 Zug, Switzerland (hereinafter referred to as “Company”) and Netcapital Inc., having its main office at One Lincoln Street, Boston, MA 02111, USA (hereinafter referred to as “Netcapital”). Both Company and Netcapital are individually referred to as Party and collectively as Parties to this Agreement.

Whereas:

A.	The Company has developed and is distributing a regulatorily compliant blockchain-based platform, operating under the “Horizon Private Label” branded name (the “Platform”), together with a smartphone user application (the “App”), that facilitates security token offerings, real word asset (RWA) offerings, Reg D offerings, Reg A offerings and/or token primary offerings, as well as a secondary-market for token trading and issuance, collectively the “Licensed Software”.

B.	Pursuant to the license and other terms set forth herein, Company will provide Netcapital with an instance of the Licensed Software with Netcapital’s branding and image and Netcapital will have the right to use the Licensed Software to provide capital-raising and secondary trading services to its clients.

C.	Netcapital is directly or through one or more of its affiliated entities (“Affiliates”), a licensed investment firm and is ready to use the Platform to facilitate security token offerings, Reg D offerings, Reg A offerings and/or token primary offerings, as well as a secondary-market for token trading and issuance in the United States.

D.	The Company will also provide to Netcapital the additional services set forth herein and/or as set forth in additional agreements to be negotiated by the parties.

E.	Both the Company and Netcapital hereby agree to the following terms and conditions in order for the Company to deliver the Licensed Software to Netcapital and for Netcapital to have continued use of the Licensed Software.

Horizon Globex GmbH a company incorporated in Switzerland with its main office at Bleichistrasse 8, 6300 Zug, Switzerland

It is agreed as follows:

1.	LICENSE GRANT

a.	The Company hereby grants Netcapital and its Affiliates a royalty free, paid-up, non-exclusive, perpetual, irrevocable, unrestricted (except as expressly set forth herein) license to use the Licensed Software for the United States (“Licensed Territory”).

b.	The Company will provide the configuration of the Licensed Software and related services for the Netcapital brand and all subsequent brands requested by Netcapital in the Licensed Territory to meet the requirements in Annex 1.

c.	The Company will provide and hereby licenses to Netcapital the documentation and other technical information necessary and sufficient for Netcapital to use the Licensed Software in the Territory.

2.	OTHER LICENSE TERMS

a.	This Agreement is within the Licensed Territory and, except with regard to affiliated entities, non-transferable, within the limits set forth in section 2b, license for Netcapital and its affiliates to use any parts of the Platform for its end users.

b.	Subject to anything expressly stated to the contrary in this Agreement or a written agreement agreed between the Parties on a case-to-case basis, Netcapital shall have no right to disassemble, decompile reverse-engineer, alter, modify, amend, further develop and/or change any parts of Company’s products.

c.	The parties agree to negotiate in good faith an annual support services and maintenance agreement and a source code escrow agreement, if deemed necessary, on reasonable and customary terms to be effective upon delivery if Netcapital requests such services. It is the intent of the parties to ensure that Netcapital has the ability to ensure that it can continue to use the Licensed Software for its currently intended purposes, whether supported by Company or a third party, and Company shall cooperate with Netcapital in either event.

d.	For any additional bespoke features and services that are requested by Netcapital, the parties will negotiate in good faith a development agreement on reasonable and customary terms whereby Company will provide such services for a billing rate of $500 per day.

Horizon Globex GmbH a company incorporated in Switzerland with its main office at Bleichistrasse 8, 6300 Zug, Switzerland

e.	As between the Parties, Netcapital will retain and own all right, title and interest in and to (i) any and all data, information and other material uploaded or delivered by or on behalf of Netcapital to Company in connection with the Licensed Software and (ii) any and all data, information, and other material generated from, or in connection with, Netcapital’s use of the Licensed Software. The Company will configure the Licensed Software in the Azure cloud tenancy to logically segregate all Netcapital Data from the Company’s information and the information of third parties.

3.	TERM

This Agreement shall become binding upon its due execution, and unless terminated earlier according to its terms shall remain in force indefinitely.

The Platform shall be subject to testing and in the event the Platform does not conform to the functionalities and requirements as provided in Annex 1, Netcapital shall be entitled to terminate the Agreement with immediate effect without prejudice to its other rights pursuant to the terms of this Agreement.

For the avoidance of doubt, the Company shall not be liable for failures resulting from Netcapital’s interface arrangements with third parties introduced by Netcapital.

4.	COMMITMENTS OF THE PARTIES

a.	Netcapital agrees as follows:

i.	Work with the Company to configure, if necessary, Netcapital’s internal IT systems or third-party API’s;

ii.	Provide branding information to the Company.

b.	The Company agrees as follows:

i.	To provide branding guidelines (logo and brand name) for the preparation of the Licensed Software and implementation of the branding;

ii.	To use Netcapital’s branding information solely for branding the Netcapital branded version of the Licensed Software;

Horizon Globex GmbH a company incorporated in Switzerland with its main office at Bleichistrasse 8, 6300 Zug, Switzerland

iii.	To ensure the prompt delivery for the smooth and unhindered distribution of the Licensed Software by Netcapital;

iv.	To coordinate support requirements of Netcapital with the Company’s principal to ensure the smooth and continued operation of the Licensed Software provided to Netcapital;

v.	To establish and maintain the organization and processes required to provide full technical support to Netcapital for the Licensed Software and any of the Company’s products;

vi.	To deliver the branded Licensed Software with the specifications and functionalities as described in Annex 1 Product and Service Requirements;

vii.	To jointly conduct with Netcapital testing to ascertain the correct functioning of the Licensed Software (Acceptance Testing);

viii.	That it (a) holds (or has licensed from the relevant third parties accordingly) all of the necessary intellectual property rights to the products and services to be provided under this Agreement, including the Licensed Software and documentation, and has the right to grant the licenses set forth herein without Netcapital being required to pay any license fees to any third parties (except for the Azure cloud tenancy); and (b) is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation and have all requisite corporate power and authority to enter into this Agreement.

ix.	That the Licensed Software does not contain any feature that does, or with the passage of time could, in any way impair the operation of the Licensed Software, Netcapital’s hardware and/or other software now and/or hereafter used by Netcapital. For the foregoing purpose, such features include (a) software locks, drop dead devices, back doors, time bombs or other software routines that may disable a computer program automatically with the passage of time or under the positive control of a person other than Netcapital, or (b) any form of virus, a trojan horse, worm or other software routines or hardware components that may (i) permit unauthorized access, or (ii) disable, erase, or otherwise harm software, hardware, or data.

Horizon Globex GmbH a company incorporated in Switzerland with its main office at Bleichistrasse 8, 6300 Zug, Switzerland

x.	That its electronic storage media meet the following conditions:

A. Preserve the records exclusively in a non-rewriteable, non-erasable format;

B. Verify automatically the quality and accuracy of the storage media recording process;

C. Serialize the original and, if applicable, duplicate units of storage media, and time-date for the required period of retention the information placed on such electronic storage media; and have the capacity to readily download indexes and records preserved on the electronic storage media to any medium acceptable under this paragraph as required by all legitimate regulatory organizations of which Netcapital is a member.

5.	LICENSE FEE

a.	Netcapital Branded Licensed Software License Fee: 500,000 shares of Netcapital common stock, which shall be issued to Horizon or its affiliate, as listed on the NASDAQ stock exchange under ticker symbol NCPL, which includes

i.	Branding of one Platform and App for Netcapital

ii.	Initial configuration of Trading Platform hosted on the Microsoft Azure cloud

iii.	Supply, publication and liaison with App Store reviewers for one branded App for Android and iOS including the creation and management of the Apple App Store and Google Play Store publication accounts

iv.	Integration of a portal for KYC+AML API checks for on-boarding Platform and App users.

v.	Configuration of Netcapital’s trade execution services

vi.	Payment shall be made in full on signing of this Agreement.

6.	CONFIDENTIALITY

a.	Content of Agreement

i.	Each Party undertakes to maintain the confidentiality of the content of this Agreement as well as of the negotiations between the Parties, and to provide access to its personnel to the information herein to the extent necessary on a strict “need to know” basis only, unless otherwise provided in this Agreement. Notwithstanding the foregoing, each Party may disclose this Agreement and the content of the negotiations to its shareholders or as required by applicable law or regulation.

Horizon Globex GmbH a company incorporated in Switzerland with its main office at Bleichistrasse 8, 6300 Zug, Switzerland

b.	Confidential Information

i.	Except as otherwise provided herein, each Party (the “Receiving Party”) shall keep secret, shall not communicate to third parties and shall not use for any purpose other than the performance of this Agreement, the know-how and/or any other information provided by the other Party (the “Disclosing Party”), including information concerning the business, operation or Users of the Disclosing Party and its suppliers, which is either marked confidential or which has to be deemed confidential from the circumstances (the Confidential Information). The confidentiality obligation contained in this Section 6 does not apply to any information that the Receiving Party can prove was already known to the Receiving Party at the time of disclosure and was not disclosed to the Receiving Party by a third party in breach of any secrecy obligation; or is generally known by the public other than as a result of a breach of this section 6.b by the Receiving Party; or was received by the Receiving Party under no obligation of confidentiality from a third party which did not receive it directly or indirectly from the Disclosing Party; or was developed independently by the Receiving Party without reference to the Confidential Information. The Receiving Party may communicate Confidential Information to its employees, suppliers, contractors and consultants only to the extent necessary, only on a strict “need to know” basis, and only after such employees, suppliers, contractors or consultants, and the employees of such suppliers, contractors or consultants have executed a written confidentiality agreement on terms substantially equivalent to those in this Agreement. The Receiving Party may be required by law or the rules of a self regulatory organization to disclose Confidential Information to governmental officials or other regulatory bodies (if required by law or judicial process) or otherwise. In these circumstances the Receiving Party, if and to the extent it can lawfully do so, shall give the Disclosing Party prompt written notice of such disclosure and cooperate with the Disclosing Party to ensure a maximum protection of the Disclosing Party’s interest with regard to the Confidential Information (where lawful and practical to do so).

Horizon Globex GmbH a company incorporated in Switzerland with its main office at Bleichistrasse 8, 6300 Zug, Switzerland

c.	The obligations under Section 6.a and6.b shall survive the termination of this Agreement.

7.	INDEMNIFICATIONS

a.	Each Party shall, at its own expense, defend, indemnify and hold the other harmless against any and all losses, damages, settlements, costs or expenses (including reasonable legal expenses), as incurred, resulting from or arising out of any misrepresentation or breach of warranty.

b.	Further, Company shall, at its own expense, defend, indemnify and hold Netcapital harmless against any and all damages, losses, liabilities or expenses (including reasonable attorneys’ fees and costs) arising from any third-party claim that the Company’s products as used by Netcapital infringes on such third party’s intellectual property right.

8.	IP RIGHTS

a.	Nothing contained in this Agreement or any prior agreement between the Parties shall be construed as transferring any of the IP Rights from one Party to the other.

b.	Any and all IP Rights that exists in the Company’s products (including workarounds, bug-fixes, update and upgrade versions, enhancements and adaptations made thereto by the Company) shall be and remain being in the exclusive ownership of the Company, and Netcapital will not acquire any of such rights but will be entitled to use the Company’s products under this Agreement in accordance with the terms and conditions set forth in this Agreement. All copies of the Company’s products and supporting documentation in Netcapital’s possession shall remain the exclusive property of the Company and shall be deemed to be on loan to Netcapital during the term of this Agreement.

Horizon Globex GmbH a company incorporated in Switzerland with its main office at Bleichistrasse 8, 6300 Zug, Switzerland

9.	GENERAL PROVISIONS

a.	Notices

Any notice required or permitted by this Agreement shall be in writing and shall be sent by e-mail and/or telefax, in the latter case with a confirmation copy sent by a recognized commercial overnight courier, or mailed by registered or certified mail, addressed to the other Party. Notices shall be effective as of the date of receipt.

b.	Waiver

Any waiver of any right or default hereunder shall be effective only in the in- stance given and if given by writing and shall not operate as or imply a waiver of any similar right or default on any subsequent occasion. Delay in exercising or non-exercise of any such right is not a waiver of that right.

c.	Modification

No modification of this Agreement or of any provision hereof shall be effective unless in writing and signed by both Parties.

d.	Independent Contractors

In their performance of their respective obligations hereunder or otherwise in connection with this Agreement, each of the Parties shall operate as and have the status of an independent contractor and shall not act as or be partners, joint ventures, or an agent or employee of the other Party. Neither Party shall have any right or authority to assume or create any obligations of any kind or to make any representations or warranties on behalf of the other Party, whether express or implied, or to bind the other Party in any respect whatsoever.

e.	Severability

In the event any provision(s) of this Agreement (or any portion thereof) is determined by a court of competent jurisdiction or arbitral tribunal to be invalid, illegal, or otherwise unenforceable, such provision(s) (or portion thereof) shall be deemed to have been deleted from this Agreement and replaced by an enforceable provision that most closely approximates the provision so replaced, whilst the remainder of this Agreement shall remain in full force and effect and bind the Parties according to its terms in that jurisdiction.

Horizon Globex GmbH a company incorporated in Switzerland with its main office at Bleichistrasse 8, 6300 Zug, Switzerland

f.	Entire Agreement

This Agreement, including the Annexes herein, constitutes the entire agreement and understanding among the parties with respect to the subject matter hereof, and shall supersede all prior oral and written agreements or understandings of the parties relating hereto. All references to this Agreement shall be deemed to include the Annexes hereto.

g.	Language

The official language and governing language of this Agreement shall be the English language, and all notices and other documentation provided under or pursuant to this Agreement shall be provided in the English language.

h.	This Agreement may be executed in two or more counterparts, each of which when taken together shall constitute a complete version of this Agreement.

i.	All of the rights and licenses granted in this Agreement to Netcapital and all of the other benefits conferred upon Netcapital in this Agreement, in each instance shall be deemed to include all of Netcapital affiliates.

10.	TERMINATION OF THIS AGREEMENT

a.	Termination for Default

If either Party defaults in the performance of any material obligation or provision of this Agreement, the non-defaulting Party may give written notice of such default to the other Party. If any such default is not cured within thirty (30) days after receipt of such notice, then the non-defaulting Party may, at its discretion, elect to terminate this Agreement at the expiration of such thirty (30) day period by providing written notice thereof to the defaulting Party.

b.	Early Termination for Insolvency

This Agreement may be terminated immediately by either Party in the event the other Party files or has filed against it any petition for relief under any bankruptcy statute or similar statute of any jurisdiction, or an order for relief in any bankruptcy or reorganization proceeding is entered against the other Party and such order remains undischarged for a period of sixty (60) days; or a receiver is appointed for the other Party; or the other Party is dissolved or liquidated, or ceases to carry on its business, or makes an assignment for the benefit of its creditors.

Horizon Globex GmbH a company incorporated in Switzerland with its main office at Bleichistrasse 8, 6300 Zug, Switzerland

c.	Consequences of Termination

In the event of termination of this Agreement in accordance with the provisions hereof or by operation of law, the following shall apply:

i.	Each Party shall return all proprietary information, documentation, software and other materials disclosed to it by the other Party within thirty (30) days after the termination of this Agreement; and

ii.	Termination of this Agreement shall not affect the accrued rights and claims of any Party prior to termination of this Agreement;

d.	For the avoidance of doubt, the provisions in Sections 1, 7, 8 9 [and 10e] shall survive termination of this Agreement.

11.	GOVERNING LAW AND JURISDICTION

a.	This Agreement and all matters arising out of or relating to this Agreement shall be governed by and construed in accordance with the substantive laws of the State of New York (without regard to any applicable conflicts of law rules) and the federal laws of the United States. Further, neither the United Nations Convention on Contracts for the International Sale of Goods nor the Uniform Computer Information Transactions Act shall apply to this Agreement. With respect to this Agreement, and all matters arising out of or relating to this Agreement, Company consents to exclusive jurisdiction and venue in the federal courts sitting in New York, unless no federal subject matter jurisdiction exists, in which case Company consents to exclusive jurisdiction and venue in the state courts sitting in New York. Company hereby irrevocably waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

Horizon Globex GmbH a company incorporated in Switzerland with its main office at Bleichistrasse 8, 6300 Zug, Switzerland

b.	Any dispute arising out of or in connection with this Agreement shall, at first instance, be referred to a mediator for resolution. The parties shall agree upon the appointment of a mediator, upon receipt, by either of them, of a written notice to concur in such appointment. Each party shall pay its own costs and expenses in any such arbitration.

c.	In case of failure of the mediation, any dispute arising in connection with this Agreement shall be subject to the exclusive jurisdiction of the courts of the State of New York.

Signed as Agreed

For Company	Netcapital Inc.

/s/ Brian Collins	/s/ Martin Kay
Name: Brian Collins	Name: Martin Kay
Title: Director	Title: Director
Date: June 26, 2025	Date: June 26, 2025

Horizon Globex GmbH a company incorporated in Switzerland with its main office at Bleichistrasse 8, 6300 Zug, Switzerland

Annex 1 Functionalities and Requirements

The following requirements shall form the technical and functional specifications for the Trading Platform and the App.

Item Number		Service Requirement
1.	Branded trading App	●	Compliant with Service Providers interpretation of the regulatory guidance for KYC and AML services

○	Terms & Conditions opt
○	Selfie
○	Name
○	Nationality
○	Social Security Number opt
○	Profession
○	Date of birth
○	Phone number
○	Email address
○	Postal address
○	Payment Source account in USD opt
○	Payment source of proceeds opt
○	Token destination Ethereum wallet
○	MRZ passport/ID scanner
○	Utility Bill scan
○	Liveness detection video interview
○	Official Tax Form with TAN signature opt
○	Submission content ID hash

●	Publish App on Apple App Store and Google Play Store
●	Trading App features

○	KYC submission + review prior to permitting user to trade using App
○	Built-in Ethereum public/private key to securely sign Ethereum transactions as user
○	Show ERC-20 trading token balance (one to one with AUD deposit at Service Provider)
○	Show live ERC-20 security token portfolio/positions for user
○	Search function for listed security tokens
○	Allow user to submit bid and ask for security token on Ethereum blockchain without user having to own/hold the Ether cryptocurrency
○	Support for Limit order (no Market orders) submission to the Ethereum blockchain
○	Support for (exchange-driven) Smart Contract Order Expiration, Cancelation, Execution and Partial Execution on the Ethereum blockchain

Horizon Globex GmbH a company incorporated in Switzerland with its main office at Bleichistrasse 8, 6300 Zug, Switzerland

2.	Branded back-office Portal	●	Web Portal for Service Provider to Download the App KYC Pack submission
		●	Web Portal for Service Provider to Approve/Reject the App KYC Pack submission
		●	Web Portal for Service Provider to Issue trading tokens to the App user
		●	KYC-junior role login
		●	KYC-senior role login
		●	Portal secured by two factor authentication
		●	KYC-portal link to PEP KYC+AML check service API
3.	Ethereum Integration	●	Configure Service Provider Ethereum address as the blockchain ERC20 KYC provider
		●	Store App submission content ID hash on blockchain
		●	Store Service Provider KYC approval on blockchain
		●	Service Provider trading token issuance on blockchain
4.	ERC20 Smart Contracts	●	Integrate Company KYC functions in Smart Contract Solidity source code
		●	Integrate Company Transfer Agent/Trustee custody functions in Smart Contract Solidity source code
		●	Integrate Company ERC-20 securities quote functions in Smart Contract Solidity source code
		●	Integrate Company ERC-20 securities trade execution on the exchange in Smart Contract Solidity source code
5.	SMS Integration	●	Send User an SMS with (authentication) TAN
6.	Email Integration	●	Email App User when KYC is downloaded
		●	Email App User when KYC is approved
		●	Email Service Provider when tokens issued to User on the blockchain

Horizon Globex GmbH a company incorporated in Switzerland with its main office at Bleichistrasse 8, 6300 Zug, Switzerland